UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

October 19, 2016

Date of report (Date of earliest event reported)

IMAX Corporation

(Exact Name of Registrant as Specified in Its Charter)

Canada	1-35066	98-0140269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2525 Speakman Drive, Mississauga, Ontario, Canada L5K 1B1 (905) 403-6500	110 E. 59th Street, Suite 2100 New York, New York, USA 10022 (212) 821-0100

(905) 403-6500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Kevin Douglas and Greg Foster to Board of Directors

On October 19, 2016, IMAX Corporation (the “Company”) announced the appointment of Kevin Douglas, Chairman and Founder of Douglas Telecommunications, and Greg Foster, CEO of IMAX Entertainment and Senior Executive Vice President of IMAX Corporation, to its Board of Directors, expanding the size of the board from 10 directors to 11.

Mr. Douglas is expected to qualify as an independent director within the meaning of Section 303A of the NYSE Listed Company Manual and is eligible to receive the independent director’s compensation package that was approved by the Company’s Board of Directors on June 11, 2013. Pursuant to this package, Mr. Douglas will receive a retainer of $50,000 per year, and as soon as possible after the lifting of the Company’s earnings blackout period, Mr. Douglas will be granted restricted share units valued at approximately $76,923.08, which will vest on the date of grant. Mr. Douglas will also receive reimbursement for any expenses incurred from participation in board meetings. No committee assignment has yet been made.

As an employee of the Company, Mr. Foster will not receive any additional compensation for his service on the Board of Directors. Mr. Foster is not expected to be assigned to a committee.

There are no transactions involving the Company and Mr. Douglas or Mr. Foster that are reportable pursuant to Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended.

Retirement of Martin Pompadur

On October 19, 2016, the Company announced that Martin Pompadur, a director since 2010, has retired from the board. The retirement does not arise out of any disagreement with the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated October 19, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAX Corporation (Registrant)

Date: October 19, 2016	By:	/s/ Robert D. Lister
	Name:	Robert D. Lister
	Title:	Chief Legal Officer & Chief Business Development Officer

	By:	/s/ G. Mary Ruby
	Name:	G. Mary Ruby
	Title:	Chief Administrative Officer & Corporate Secretary

3